Exhibit 99.1

Boston Life Sciences Provides Update on Capital Restructuring Activities; Company also reports preliminary results for 2004

BOSTON, Mar 09, 2005 — Boston Life Sciences, Inc. (NASDAQ: BLSI) provided an update on the Company’s efforts to simplify its capital structure and recapitalize the Company. “As reported, we have just completed a $5 million private placement of common stock,” stated Peter Savas, the Company’s Chief Executive Officer. “Prior to closing this financing, we repaid $4 million of debt, converted all of our preferred stock into common stock, and generated proceeds of more than $1 million from the exercise of warrants. We are pleased to have the continued confidence and support of our existing shareholders.”

The Company also announced that it expects to report a net loss attributable to common stockholders for 2004 between $11 and $12 million, as compared to a net loss attributable to common stockholders of approximately $11.1 million in 2003.

Boston Life Sciences, Inc. (BLSI) is engaged in the research and clinical development of novel diagnostic and therapeutic products for central nervous system (CNS) disorders. ALTROPANE(R), the company’s lead product candidate, is in Phase III for the diagnosis of Parkinson’s disease and Phase II for the diagnosis of Attention Deficit Hyperactivity Disorder (ADHD). The Company’s research and pre-clinical CNS programs include O-1369 for the treatment of Parkinson’s disease and Inosine for the treatment of stroke. BLSI’s current research collaborations include Harvard Medical School, Children’s Hospital of Boston and the University of Massachusetts-Worcester.

Statements in this press release regarding Boston Life Sciences’ future financial performance including statements regarding results of operations and net loss, and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Boston Life Sciences’ actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in Boston Life Sciences’ Annual Report on Form 10-K filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by Boston Life Sciences from time to time with the Securities and Exchange Commission. Forward-looking statements include statements regarding Boston Life Sciences’ expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “should”, “will”, and “would” or similar words. Boston Life Sciences assumes no obligations to update the information in this press release.

SOURCE: Boston Life Sciences, Inc.

Boston Life Sciences, Inc.

Joseph Hernon, 617-425-0200

jhernon@bostonlifesciences.com